FOR IMMEDIATE RELEASE	NEWS

May 2, 2006	OTCBB: LFLT

DR. SALLY K. NELSON, LIFELINE THERAPEUTICS, INC. SCIENCE COORDINATOR,
TO PRESENT AT SUPPLYSIDE EAST INTERNATIONAL TRADE SHOW AND CONFERENCE

DENVER, Colorado– Lifeline Therapeutics, Inc. (OTCBB: LFLT), maker of Protandim®, a patent-pending dietary supplement that increases the body’s natural antioxidant defenses, today announced Dr. Sally K. Nelson will present relevant research in a poster session at the SupplySide East International Trade Show and Conference, May 1 – 3, 2006.

SupplySide East brings together hundreds of ingredient suppliers and manufacturing service providers. It features a three-day education program, a seminar program, and Science at SupplySide - a display of new product, ingredient and technology research.

Dr. Nelson’s presentation will focus on Protandim® as a fundamentally new approach to antioxidant therapy. A recent human study — conducted by the University of Colorado at Denver and Health Sciences Center — found that Protandim® increases the levels of the antioxidants superoxide dismutase (SOD) and catalase (CAT). The human body depends on its own catalytic antioxidant enzymes SOD and CAT to maintain the proper oxidant-antioxidant balance to support cellular health. Protandim® helps activate the body’s ability to produce more of its own antioxidant enzymes, allowing the body to naturally fight the damaging effects of free radicals. Oxidative stress is associated with over 200 diseases, as presented in over a thousand peer-reviewed, published, scientific papers. Examples of areas where oxidative stress appears to play a role, based on these papers, include: heart disease, diabetes and cancer.

“I am excited to share the results of this study at the upcoming SupplySide East International Trade Show,” said Dr. Nelson. “The data indicate that we have found a supplement that helps our bodies help themselves in the fight against oxidative stress. Protandim® is clinically shown to lower oxidative stress, and therefore may be a much more effective approach than conventional antioxidant supplements.”

Display Dates & Times

•	Tuesday, May 2, 2006: 12:00 p.m. – 5:00 p.m.

•	Wednesday, May 3, 2006: 12:00 p.m. – 4:00 p.m.

•	1:00 p.m. – 3:00 p.m.: scientists will be available for a question and answer session.

About Sally K. Nelson, Ph.D.

Dr. Nelson is an Associate Clinical Professor in the Department of Pulmonary and Critical Care Medicine at the University of Colorado at Denver and Health Sciences Center, Denver, Colorado. Dr. Nelson is the Company’s Science Coordinator and is a shareholder in the Company.

About Protandim®

Protandim® is a patent-pending dietary supplement that increases the body’s natural antioxidant protection. Oxidative stress (cell damage caused by free radicals) occurs as a person ages or is subjected to stresses such as certain illnesses. TBARS are harmful, reactive substances that indicate the level of oxidative stress in the body. New data from a scientific study in men and women show that after 30 days of taking Protandim®, the level of circulating TBARS decreased an average of 40 percent, and the age-related increase in TBARS was eliminated. Protandim® strengthens a person’s defenses against oxidative stress by increasing the body’s natural activity of antioxidant enzymes. For more information, please visit the Protandim® product web site at www.protandim.com.

About Lifeline Therapeutics, Inc.

Lifeline Therapeutics, Inc. markets Protandim®. Lifeline Therapeutics is committed to helping people achieve health and wellness for life. For more information, please visit the Company’s web site at www.lifelinetherapeutics.com.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and applicable common law. These statements involve known and unknown risks and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company’s control. Other important factors that the Company believes might cause such differences include the Company’s limited cash flow and the rapid development of technology, lack of liquidity for the Company’s common stock, working capital shortages, the length of time for scientific advances to reach the market (if they ever reach the market), among other risks. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in the Company’s filings with the Securities and Exchange Commission.

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CONTACTS:

Lifeline Therapeutics Inc.
Stephen K. Onody, CEO Telephone:	720-488-1711
Gerald J. Houston, CFO Fax:	303-565-8700

Media:
LeGrand Hart for Lifeline Therapeutics, Inc.
Erin Ragan or Hannah Shawcross Telephone:	303-298-8470
Email: eragan@legrandhart.com
hshawcross@legrandhart.com